Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                  Rob Kukla, Jr.
July 27, 2011                                                                                                        Director, Investor Relations
713-753-5082

Gabriela Segura
Manager, Media Relations
713-753-8694

KBR ANNOUNCES EARNINGS PER DILUTED SHARE
 OF $0.65 FOR SECOND QUARTER 2011

▪	KBR Business Unit income up 20% compared to prior quarter with each Business Group showing increased Business Unit income growth in excess of 15%

▪	First six months of 2011 earnings per diluted share up 43% compared to the first six months of 2010

▪	$2.4 billion of new awards and adjustments added to backlog during the second quarter 2011

▪	Full year 2011 earnings per diluted share guidance raised to $2.60 to $2.85 from the previous range of $2.05 to $2.30 based on stronger operating performance, lower taxes, and corporate G&A

HOUSTON, Texas – KBR (NYSE:KBR) announced today that second quarter 2011 net income attributable to KBR was $100 million, or $0.65 per diluted share, compared to net income attributable to KBR of $106 million, or $0.66 per diluted share, in the second quarter of 2010.

Consolidated revenue in the second quarter was $2.5 billion compared to $2.7 billion in the second quarter of 2010. Operating income was $169 million compared to $199 million in the prior year second quarter.

Hydrocarbons business group revenue and business unit income was $1.1 billion and $121 million, up 10% and 4%, respectively, compared to the second quarter of 2010. Infrastructure, Government, and Power (IGP) business group revenue in the second quarter was $890 million, which included an expected revenue reduction of $300 million compared to the prior year second quarter related to reduced activity on the LogCAP contract. IGP business unit income was $72 million in the second quarter, down 31% compared to the prior year second quarter, which included the receipt of $60 million in LogCAP III award fees in the second quarter of 2010. Services revenue and business unit income in the second quarter was $445 million and $15 million, down 2% and 40%, respectively, compared to the second quarter of 2010.

“I am pleased with KBR’s operating performance with a 20% increase in Business Unit income as well as increased backlog in most of our Business Units over the prior quarter,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “Based on our stronger operating performance, lower effective tax rate, and control of general and administrative expense, we are raising our full year 2011 earnings guidance by approximately 25%.”

Hydrocarbons Business Group Results

Gas Monetization job income was $76 million in the second quarter compared to job income of $83 million in the second quarter of 2010. The decrease in job income primarily related to a second quarter 2010 benefit of $36 million from change orders associated with the completion of the Yemen LNG project. The decrease was partially offset by higher activity on LNG and GTL projects.

Oil and Gas job income was $30 million in the second quarter compared to job income of $13 million in the second quarter of 2010. The increase in job income was primarily related to several new projects, including the CLOV floating production, storage, and offloading unit, the South Arne project, and additional scopes of work on the Bigfoot project. The second quarter of 2010 included $4 million in legal and other costs associated with the legacy Barracuda-Caratinga project arbitration.

Downstream job income was $21 million in the second quarter compared to job income of $28 million in the second quarter of 2010. The decrease in job income was primarily related to completion of the Saudi Kayan ethylene project and the Lobito refinery FEED. Partially offsetting this decrease was interim EPCm work on the Lobito refinery and increased activity on several projects in the United States. The second quarter of 2010 included a charge of approximately $9 million related to a receivable reserve adjustment.

Technology job income was $18 million in the second quarter compared to job income of $17 million in the second quarter of 2010. The increase in job income was primarily related to progress on an ammonia project in Brazil, partially offset by the completion of an ammonia project in Turkmenistan.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $51 million in the second quarter compared to job income of $92 million in the second quarter of 2010. The decrease in job income is primarily related to a second quarter 2010 benefit of $60 million in LogCAP III award fees. Partially offsetting this decrease was the conversion of the LogCAP III contract to a fixed-fee arrangement and increased activity under the LogCAP IV contract.

International Government and Defense (IGD) job income was $33 million in the second quarter compared to job income of $22 million in the second quarter of 2010. The increase in job income resulted from increased construction margins on the Allenby and Connaught project, as well as improved efficiencies on several contingency logistics and construction management projects.

Infrastructure and Minerals (I&M) job income was $19 million in the second quarter compared to job income of $15 million in the second quarter of 2010. The increase in job income was primarily related to the recently acquired Roberts & Schaefer and increased activity on several engineering projects.

Power and Industrial (P&I) job income was $8 million in the second quarter compared to job income of $15 million in the second quarter of 2010. The decrease in job income was primarily related to the completion of a power project and an environmental-related industrial project. The decrease was partially offset by higher work volume on a coal gasification project and the mobilization of a recently awarded waste-to-energy project.

Services Results

Services job income was $31 million in the second quarter compared to job income of $43 million in the second quarter of 2010. The decrease in job income was primarily driven by the completion of several large U.S. construction projects and the dry-docking of a vessel in the MMM joint venture. Partially offsetting the decrease was higher work volumes in the Industrial Services business led by the DuPont multi-site project and increased activity on numerous hospital projects in the Building Group.

Ventures Results

Ventures job income was $12 million in the second quarter compared to job income of $8 million in the second quarter of 2010. The increase in job income was primarily related to increased volume and higher ammonia prices related to the EBIC ammonia project in Egypt.

Corporate

Corporate general and administrative expense in the second quarter of 2011 was $58 million compared to $55 million in the prior year second quarter. The increase in general and administrative expense primarily relates to increased real estate and employee salary and benefits related expenses.

Total cash provided by operating activities for the first six months of 2011 was $223 million. Total cash used by operating activities in the second quarter of 2011 was $2 million, driven by timing of collections related to the LogCAP contract.

The effective tax rate for the second quarter 2011 was approximately 24% due to favorable tax rate differentials on foreign earnings as well as discrete tax items including a tax reserve release related to the expiration of a U.S. tax statute. The operating tax rate of 28% represents a $0.04 earnings per diluted share benefit compared to the previous guidance rate of 32%. In addition, discrete tax items provided a $0.05 benefit to second quarter 2011 earnings per diluted share.

KBR returned cash to shareholders during the second quarter of 2011 through share repurchases of approximately $35 million as well as a quarterly dividend of approximately $8 million.

Full Year 2011 Outlook

The KBR full year 2011 earnings per diluted share guidance given in January was $2.05 to $2.30. The changes in the 2011 tax rate related to reduced operating tax and discrete items total an expected $0.37 per diluted share. Based on stronger operating performance, general and administrative expense control, and the reduced 2011 taxes, KBR now expects the full year 2011 earnings per diluted share to be in the $2.60 to $2.85 range.

Significant Achievements and Awards

▪
KBR announced it was awarded a contract by Chevron U.S.A. Inc. to execute detailed design engineering for the Jack & St. Malo floating production unit located in the Lower Tertiary trend in the deepwater Gulf of Mexico. KBR will provide design and engineering support through fabrication for the deep draft semi-submersible, including: hull, deck box, accommodations, appurtenances, equipment foundations, mooring system design, and anchor suction piles.

▪
KBR announced it was awarded an engineering, procurement and construction (EPC) contract by KiOR, Inc. (KiOR) to build a first-of-its-kind biomass-to-renewable crude facility to be located in Columbus, Mississippi. KBR will provide engineering and procurement services, as well as direct hire construction for the commercialization of KiOR’s proprietary technology, which is designed to convert biomass into drop-in biofuels such as gasoline and diesel blendstocks.

▪
KBR announced it was named as subcontractor by Dragados Offshore, S.A. for the detailed engineering work on the South Arne Phase 3 Project, an expansion of the existing South Arne field located offshore in the Danish sector of the North Sea. KBR is the subcontractor for the detailed engineering and procurement assistance, and will provide additional engineering assistance throughout the construction and installation phases.

▪
KBR announced it was notified by the UK Ministry of Defence (MoD) Supplier Relations Team that the recently issued MoD/KBR Performance Report for 2010 gives an overall score which exceeds that achieved by any other Company in the MoD’s latest published Consolidated Performance Report. This was the third time in four years that the MoD has awarded the top score to KBR’s International Government & Defence business unit based in Leatherhead, UK.

▪
KBR announced it was awarded by the U.S. Army Corps of Engineers Middle East District, the U.S. Central Command’s (CENTCOM), Multiple Award Task Order Contract (MATOC). This new MATOC program has an overall value of $3.8 billion, with a period of performance currently at two base years, with one-year options available for the following three years.

▪
KBR announced it was awarded a $65 million contract by Chevron Products Company to execute a Base Oil expansion project at Chevron’s refinery in Pascagoula, Mississippi. The construction project includes building a new lubes hydrocracker and a lube dewaxing / hydrofinishing unit. Work is expected to begin in May, and upon completion, the facility is expected to be one of the largest premium base oil plants in the world.

▪
KBR announced it was awarded a three-year contract by BP Amoco Chemical Company (BP) to execute maintenance and small capital construction projects at BP’s Decatur, Alabama, and Cooper River, South Carolina, plants. The original contract for these sites has been in place since 1998.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 23, 2011, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Revenue:		
Hydrocarbons	$ 2,147	$ 1,926
Infrastructure, Government and Power	1,745	2,471
Services	842	867
Ventures	34	28
Other	10	10
Total revenue	4,778	5,302
Business unit income (loss):		
Hydrocarbons	220	192
Infrastructure, Government and Power	133	151
Services	28	46
Ventures	22	15
Other	3	(2)
Total business unit income	406	402
Unallocated costs:		
Labor cost absorption	9	-
General and administrative	(102)	(104)
Operating income	313	298
Interest expense, net	(10)	(9)
Foreign currency gains (losses), net	3	(5)
Other non-operating expenses	(1)	-
Income before income taxes and noncontrolling interests	305	284
Provision for income taxes	(61)	(103)
Net income	244	181
Net income attributable to noncontrolling interests	(39)	(29)
Net income attributable to KBR	$ 205	$ 152
Net income attributable to KBR per share:		
Basic	$ 1.35	$ 0.94
Diluted	1.34	0.94
Basic weighted average shares outstanding	151	160
Diluted weighted average shares outstanding	152	161
Cash dividends declared per share	$ 0.10	$ 0.05

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)
(Unaudited)

June 30, 2011	December 31, 2010
Assets		
Current assets:		
Cash and equivalents	$ 712	$ 786
Receivables:		
Accounts receivable, net	1,516	1,455
Unbilled receivables on uncompleted contracts	447	428
Total receivables	1,963	1,883
Deferred income taxes	194	199
Other current assets	380	394
Total current assets	3,249	3,262
Property, plant and equipment, net of accumulated depreciation of $353 and $334	381	355
Goodwill	952	947
Intangible assets, net	121	127
Equity in and advances to related companies	229	219
Noncurrent deferred income taxes	100	103
Noncurrent unbilled receivables on uncompleted contracts	316	320
Other assets	129	84
Total assets	$ 5,477	$ 5,417
Liabilities and Shareholders' Equity		
Current liabilities:		
Accounts payable	$ 856	$ 921
Due to former parent, net	53	43
Obligation to former noncontrolling interest	20	180
Advanced billings on uncompleted contracts	608	498
Reserve from estimated losses on uncompleted contracts	22	26
Employee compensation and benefits	236	200
Current non-recourse project-finance debt of a variable interest entity	10	9
Other current liabilities	483	470
Total current liabilities	2,288	2,347
Noncurrent employee compensation and benefits	358	397
Noncurrent non-recourse project-finance debt of a variable interest entity	92	92
Other noncurrent liabilities	151	132
Noncurrent income tax payable	114	128
Noncurrent deferred tax liability	103	117
Total liabilities	3,106	3,213
KBR shareholders' equity		
Preferred stock	-	-
Common stock	-	-
Paid-in-capital in excess of par	1,998	1,981
Accumulated other comprehensive loss	(436)	(438)
Retained earnings	1,347	1,157
Treasury stock	(489)	(454)
Total KBR shareholders' equity	2,420	2,246
Noncontrolling interests	(49)	(42)
Total shareholders' equity	2,371	2,204
Total liabilities and shareholders' equity	$ 5,477	$ 5,417

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

Three Months Ended		
Revenue:	June 30, 2011	June 30, 2010	March 31, 2011
Hydrocarbons:			
Gas Monetization	$ 780	$ 708	$ 746
Oil and Gas	134	104	121
Downstream	146	157	136
Technology	40	35	44
Total Hydrocarbons	1,100	1,004	1,047
Infrastructure, Government and Power			
North America Government and Defense	598	926	605
International Government and Defence	98	103	69
Infrastructure and Minerals	131	64	120
Power and Industrial	63	104	61
Total Infrastructure, Government and Power	890	1,197	855
Services	445	452	397
Ventures	17	13	17
Other	5	5	5
Total revenue	$ 2,457	$ 2,671	$ 2,321
Business unit income (loss):			
Hydrocarbons:			
Gas Monetization	$ 76	$ 83	$ 64
Oil and Gas	30	13	24
Downstream	21	28	19
Technology	18	17	18
Total job income	145	141	125
Gain on disposition of assets	-	1	1
Division overhead	(24)	(26)	(27)
Total Hydrocarbons business group income	121	116	99
Infrastructure, Government and Power:			
North America Government and Defense	51	92	55
International Government and Defence	33	22	17
Infrastructure and Minerals	19	15	29
Power and Industrial	8	15	6
Total job income	111	144	107
Division overhead	(39)	(39)	(46)
Total IGP business group income	72	105	61
Services:			
Job income	31	43	32
Loss on disposition of assets	-	(1)	-
Division overhead	(16)	(17)	(19)
Total Services business unit income	15	25	13
Ventures:			
Job income	12	8	11
Gain on disposition of assets	1	-	-
Division overhead	(1)	(1)	(1)
Total Ventures business unit income	12	7	10
Other:			
Job income	3	2	4
Loss on disposition of assets	-	(2)	-
Division overhead	(2)	(3)	(2)
Total Other business unit income (loss)	1	(3)	2
Total business unit income	$ 221	$ 250	$ 185

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

 KBR, Inc.:  Backlog Information (a)
(Millions)
(Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. For long-term contracts with a defined contract term, the amount included in backlog is limited to five years. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.8 billion, $1.8 billion and $1.7 billion at June 30, 2011, March 31, 2011, and December 31, 2010, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $3.8 billion, $4.0 billion and $4.4 billion at June 30, 2011, March 31, 2011, and December 31, 2010, respectively.

As of June 30, 2011, 24% of our backlog was attributable to fixed-price contracts and 76% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of June 30, 2011, March 31, 2011, and December, 31, 2010.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.2 billion and $0.1 billion as of June 30, 2011, March 31, 2011, and December 31, 2010, respectively.

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